                           NEWGEN RESULTS CORPORATION
                            NONSTATUTORY STOCK OPTION


MARIO SANCHEZ, Optionee:

         Newgen Results Corporation (a California corporation hereinafter referred to as the "Company"), has granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is NOT intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         The grant hereunder is intended to comply with the provisions of (i) Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and (ii) Section 25102(f) of the California Corporations Code.

         The details of your option are as follows:

         1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is forty thousand (40,000) shares.

         2. VESTING. Subject to the limitations contained herein, twenty-five percent (25%) of the shares will vest (i.e., become exercisable) on July 31, 1999 and an additional twenty-five percent (25%) will vest on each anniversary thereafter until this option is fully vested, unless prior to a vesting date you cease to provide services to the Company for any reason. All vesting shall cease upon termination of your services with the Company for any reason.

         3.       EXERCISE PRICE AND METHOD OF PAYMENT.

                  (a) EXERCISE PRICE. The exercise price of this option is two dollars and fifty cents ($2.50) per share, this being the price established by the Company's Board of Directors (the "Board").

                  (b) METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect to make payment of the exercise price either in cash or by check.

         4. WHOLE SHARES. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

         5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

         6.       TERM.

                  (a) The term of this option commences on July 1, 1998, the date of grant, and expires on June 30, 2008 (the "Expiration Date"), unless this option expires sooner as set forth below. In no event may this option be exercised after the Expiration Date. This option shall terminate prior to the Expiration Date as follows: ninety (90) days after the date of termination of your service with the Company unless one of the following circumstances exists:

                           (i)      If during any part of such ninety-day period
you may not exercise this option solely because of the condition set forth in paragraph 5 above, then this option will not expire until the earlier of the Expiration Date set forth above or until this option shall have been exercisable for an aggregate period of ninety (90) days after your termination of service.

                           (ii)     If your exercise of this option within
ninety (90) days after termination of your service with the Company would result in liability under section 16(b) of the Securities Exchange Act of 1934, then this option will expire on the earlier of (A) the Expiration Date set forth above, (B) the tenth (10th) day after the last date upon which exercise would result in such liability or (C) six (6) months and ten (10) days after the termination of your service with the Company.

                  (b) This option may be exercised following termination of service with the Company only as to that number of shares as to which it was exercisable on the date of termination of service with the Company under the provisions of paragraph 2 of this option.

         7.       EXERCISE.

                  (a) This option may be exercised, to the extent vested pursuant to Section 2, by delivering a notice of exercise, in a form determined by the Company, together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then reasonably require.

                  (b) The Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Act, require that you not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Common Stock until the end of such period.

         8.       ADJUSTMENTS UPON CHANGES IN STOCK.

                  (a) If any change is made in the stock subject to this option (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than


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

cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), this option will be appropriately adjusted in class, maximum number of shares subject to, and the exercise price per share thereof. Such adjustments shall be made by the Board and shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

                  (b) In the event of: (i) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation, and in which the shareholders of the Company prior to such transaction do not possess beneficial ownership, directly or indirectly, of at least a majority of the voting shares of the surviving corporation immediately following such transaction; or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the shareholders of the Company prior to such transaction do not possess beneficial ownership, directly or indirectly, of at least a majority of the voting shares of the surviving corporation immediately following such transaction; then to the extent permitted by applicable law, and if more than one alternate outcome is possible, as determined by the Board: (A) any surviving corporation or successor to the Company's business may assume this option or substitute a similar option (including an option to acquire the same consideration paid to the shareholders in the transaction described in subsection 8(b)(iii) hereof), or (B) if the Company is the surviving corporation, this option may continue in full force and effect, or (C) if the Company does not survive the transaction and no surviving corporation assumes this option or substitutes a similar option, then this option shall terminate automatically upon the closing of such transaction.

         9. REPRESENTATIONS. By executing this option agreement, you hereby warrant and represent that you are acquiring this option for your own account and that you have no intention of distributing, transferring or selling all or any part of this option except in accordance with the terms of this option agreement and Section 25102(f) of the California Corporations Code. You also hereby warrant and represent that you have either (i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect your own interests in connection with the grant of this option by virtue of the business or financial expertise of any of your professional advisors who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

         10. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option. Shares received upon exercise of this option shall be transferable only in accordance with this option agreement, the Company's Bylaws and applicable laws. The Company shall not be required to transfer on its books any portion of the shares purchased by exercise of this option which shall have been sold or transferred in violation of any of the provisions of this option, the Company's Bylaws or applicable laws, or to treat as the owner of


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

such shares or to accord the right to vote as such owner or to pay distributions to any transferee to whom such shares shall have been so transferred.

         11.      ACCELERATION OF VESTING.

                  (a) Notwithstanding anything herein to the contrary, in the event your service with the Company is involuntarily terminated at any time without Cause (as defined below) either at the time of or within twelve (12) months following the occurrence of an event specified in any of the following events: (i) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (a "Change in Control"), then the vesting of your option and the time during which your option may be exercised immediately shall be accelerated as to all shares subject to this option which have not previously been exercised, so that all such options will vest immediately upon a change of control, and may be exercised immediately. "Cause" means misconduct, including but not limited to:
(i) conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud or act of dishonesty against the Company, (iii) conduct by you which, based upon a good faith and reasonable factual investigation and determination by the Board of Directors of the Company, demonstrates gross unfitness to serve, or (iv) the material violation of any contract between you and the Company or any statutory duty to the Company that is not corrected within thirty (30) days after written notice to you thereof. Your physical or mental disability shall not constitute "Cause."

                  (b) Notwithstanding anything herein to the contrary, in the event you voluntarily terminate your service with the Company for Good Reason (as defined below) either at the time of or within twelve (12) months following the occurrence of a Change in Control, then the vesting of your option and the time during which your option may be exercised immediately shall be accelerated as to all shares subject to this option which have not previously been exercised. "Good Reason" means (i) reduction of your rate of compensation as in effect immediately prior to the occurrence of a Change in Control, (ii) failure to provide a package of welfare benefit plans which, taken as a whole, provides substantially similar benefits to those in which you are entitled to participate immediately prior to the occurrence of the Change in Control (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect your participation or reduce your benefits under any of such plans, (iii) change in your responsibilities, authority, title or office resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by you, (iv) request that you relocate to a worksite that is more than fifty (50) miles from your prior worksite, unless you accept such relocation opportunity, (v) failure or refusal of a successor to the Company to assume the Company's obligations under your option, or (vi) material breach by the Company or any successor to the Company of any of the material provisions of your option.

                  (c) In the event that any such accelerated option vesting received or to be received by you pursuant to the above (the "Benefit") would constitute a "parachute payment"


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

within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the six-month period specified above shall be extended to thirteen (13) months.

                  (d) In the event that any such Benefit would constitute a "parachute payment" within the meaning of Section 280G of the Code and but for this provision be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Benefit shall be reduced to the extent necessary so that no portion of the Benefit would be subject to the Excise Tax, as determined in good faith by the Company; provided, however, that if, in the absence of any such reduction (or after such reduction), you believe that the Benefit or any portion thereof (as reduced, if applicable) would be subject to the Excise Tax, the Benefit shall be reduced (or further reduced) to the extent determined by you in your discretion so that the Excise Tax would not apply. If, notwithstanding any such reduction (or in the absence of such reduction), the Internal Revenue Service ("IRS") determines that you are liable for the Excise Tax as a result of the Benefit, then you shall be obligated to return to the Company, within thirty (30) days of such determination by the IRS, a portion of the Benefit sufficient such that none of the Benefit retained by you constitutes a "parachute payment" within the meaning of Code Section 280G that is subject to the Excise Tax.

         12. OPTION NOT A SERVICE CONTRACT. This option is not a service contract (whether as an employee, director or consultant) and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company, or of the Company to continue your service with the Company. In addition, nothing in this option shall obligate the Board, or the Company's shareholders, officers or other employees to continue any relationship which you might have as a consultant to the Company.

         13. RESTRICTIVE LEGENDS. Shares issued pursuant to this option shall be endorsed with appropriate legends determined by the Company.

         14. NOTICES. Any notices provided for in this option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

         15. GOVERNING AUTHORITY. This option is subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Company. This authority shall be exercised by the Board, or by a committee of one or more members of the Board in the event that the Board delegates its authority to a committee. The Board, in the exercise of this authority, may correct any defect, omission or inconsistency in this option in a manner and to the extent the Board shall deem necessary or desirable to make this option fully effective. References to the Board also include any committee appointed by the Board to administer and interpret this option. Any interpretations, amendments, rules and


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

regulations promulgated by the Board shall be final and binding upon the Company and its successors in interest as well as you and your heirs, assigns, and other successors in interest.

Dated the 1st day of July, 1998.

                                       Very truly yours,

                                       NEWGEN RESULTS CORPORATION


                                      By:
                                          --------------------------------------
                                      Duly authorized on behalf of the Board of
                                      Directors
ATTACHMENT:  Notice of Exercise


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

The undersigned:

         (a) Acknowledges receipt of the foregoing option and the attachments referred to therein and understands that all rights and liabilities with respect to this option are set forth in the option; and

         (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject.


                                      ------------------------------------------
                                      MARIO SANCHEZ

                                      Address:
                                              ----------------------------------
                                      ------------------------------------------
                                      ------------------------------------------


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

                               NOTICE OF EXERCISE



Newgen Results Corporation
12680 High Bluff Drive, Ste. 300
San Diego, CA 92130


                                                   Date of Exercise:
                                                                    ------------



Ladies and Gentlemen:

         This constitutes notice under my nonstatutory stock option that I elect to purchase the number of shares for the price set forth below.


         Stock option dated:
                                     ----------------------

         Number of shares as
         to which option is
         exercised:
                                     ----------------------

         Certificate to be
         issued in name of:
                                     ----------------------

         Total exercise price:       $
                                      ---------------------

         Cash payment (or check)
         delivered herewith:         $
                                      ---------------------

         By this exercise, I agree to provide such additional documents as you may reasonably require. I understand that my right to receive the shares otherwise issuable to me upon the exercise of the option is contingent upon my satisfaction of these requirements.

         I hereby make the following statements with respect to the shares of Common Stock (the "Shares"), which are being acquired by me for my own account upon this exercise of the option as set forth above:

                  I warrant and represent that I am acquiring the Shares for my own account and that I have no intention of distributing, transferring or selling all or any part of the Shares except in accordance with the terms of the option agreement and Section 25102(f) of the California Corporations Code. I also hereby warrant and represent that I have either (i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect my own interests in connection with the sale of the Shares by virtue of the business or financial expertise of my professional advisors who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

                  I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are deemed to constitute "restricted securities" under Rule 701 and Rule 144 promulgated under the Securities Act. I am aware that among the conditions imposed on the transfer of the Shares is the availability of current information to the public about the Company and that the Company has not made such information available and has no present plans to do so. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws.

                  I acknowledge and agree that the Shares being acquired by me must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. I acknowledge and agree that the Company has no obligation to register the Shares or to comply with any exemption from such registration.

                  I acknowledge and agree that under Rule 701 I will not be able to resell the Shares for at least ninety (90) days after the stock of the Company becomes publicly traded (I.E., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended) and that more restrictive conditions apply to affiliates of the Company under Rule 144.

                  I acknowledge and agree that all certificates representing any of the Shares subject to the provisions of the option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company's Articles of Incorporation, Bylaws and/or applicable securities laws.

                  I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Act, I will not to sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by me, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Act. I further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to my Shares until the end of such period.

                                      Very truly yours,



                                      ------------------------------------------
                                      MARIO SANCHEZ


                                       2